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                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
                                   AS AMENDED
                                       OF
                          GUILFORD PHARMACEUTICALS INC.

     The undersigned, a corporation duly organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 242 of Title 8 of the Delaware Code, does hereby certify:

     1. The name of the corporation as it appears on the records of the Secretary of State of Delaware is Guilford Pharmaceuticals Inc. (the "Corporation").

     2. The Corporation's Amended and Restated Certificate Incorporation was filed with the Secretary of State on June 24, 1994 and amended on April 1, 1997.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation, declaring its advisability and calling a meeting of the stockholders for consideration thereof, at a meeting of the Board of Directors held on February 17, 1998.

     4. The proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation is to delete the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation and replace it with the following:

     FOURTH: the total number of shares of all classes of stock the Corporation shall have authority to issue is Eighty Million (80,000,000) shares consisting of Seventy-Five Million (75,000,000) shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $.01 per share.

     5. At least a majority of the outstanding stock of the Corporation entitled to vote thereon duly approved said proposed amendment at the annual meeting of the stockholders of the Corporation held on May 19, 1998 in accordance with Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

     6. The proposed amendment as set forth above was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on its behalf by Thomas C. Seoh, its Vice President and Secretary, and attested by Jordan P. Karp, its Assistant Secretary, this 19th day of May, 1998.


                                       GUILFORD PHARMACEUTICALS INC.



                                       /s/ Thomas C. Seoh
                                       ---------------------------------------
                                       Thomas C. Seoh, Vice President
                                       and Secretary


     ATTEST:


     /s/ Jordan  Karp
     ------------------------------------
     Jordan P. Karp, Assistant Secretary